EXHIBIT 9.01

MINUTES OF SPECIAL MEETING OF THE SHAREHOLDERS

Of

TRISTAR WELLNESS SOLUTIONS, INC.

DECEMBER 21, 2017

A Special Meeting of the Shareholders of TRISTAR WELLNESS SOLUTIONS, INC. was noticed by mail to shareholders of record as of December 8, 2017. The notice was mailed on December 11, 2017.

The meeting was called to be held on December 21, 2017 at 10:00 AM EST at the offices of the Company’s outside legal counsel, Smith Gambrell & Russell, LLP, at 1301 Avenue of the Americas, 21st Floor, New York, New York 10019.

Mr. Robert Ramsey the CEO of Tristar Solutions Inc. appointed Mr. Thomas Gallagher, Esq. to serve as Secretary of the meeting and Inspector of Elections. Mr. Gallagher proceeded to determine if a quorum was represented at the meeting. Based on the Company’s By-Laws, shareholders are considered to be in attendance at a meeting either in person or telephonically as along as the shareholder may be heard and also hear all proceedings of the meeting.

Mr. Gallagher confirmed that the following shareholders were in attendance:
Allied Technology Solutions LLC, holder of 6,000,000 votes and represented by Robert Gartzman;

Rockland Group LLC, holder of 78,576,177 votes and represented by Harry Pond; and

Rivercoach Partners LP, holder of 25,000,000 votes and represented by Fredrick Voight.

Based on the votes of these three parties there were 109,576,177 votes present at the meeting out of 173,063,390 votes authorized to vote on all matters coming before the shareholders for a vote. The 109,576,177 votes represent 63.3% of all votes authorized to vote at the meeting.

Mr. Gallagher as inspector of elections declared that a quorum was present and that meeting could proceed.

The meeting was called to order by Mr. Ramsey the CEO and a Director of the Company at 10:07 AM EST.

The first order of business was the discussion of approving the amended and restated bylaws of the Corporation as approved by the Board of Directors. A motion to ratify the By-laws was made and seconded. A vote was called and all 109,576,177 votes present at the meeting voted for the approval of the motion.

The second order of business to come before the shareholders was the recommendation to amend the Articles of Incorporation to change the name of the Company to InveriTech Solutions, Inc. A motion was made to amend the Articles of Incorporation to change the name of the company to InveriTech Solutions, Inc. After some discussion, the motion was seconded. A vote was called and all 109,576,177 votes present at the meeting voted for the approval of the motion.

The third order of business to come before the shareholders was the recommendation to amend the Articles of Incorporation to approve a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.0001per share (the “Common Stock”) each twenty (20) shares of Common stock par $0.0001 will be exchanged for one (1) share of Common stock par value $0.0001. After some discussion, the motion was seconded. A vote was called and all 109,576,177 votes present at the meeting voted for the approval of the motion.

The fourth order of business to come before the shareholders was the recommendation to amend the Articles of Incorporation to authorize the increase in the number of authorized shares of Capital Stock from 60,000,000 with 50,000,000 shares of $0.0001 par value Common stock and 10,000,000 shares $0.0001 par value preferred stock to 400,000,000 shares of capital stock consisting of 20,000,000 shares of $0.0001 par value preferred stock and 380,000,000 shares of $0.0001 par value Common Stock of the Company. After some discussion, the motion was seconded. A vote was called and all 109,576,177 votes present at the meeting voted for the approval of the motion.

The fifth order of business to come before the meeting was a recommendation from Robert Gartzman that the employment agreement for Robert Ramsey which had already been approved by the Board of Directors also be consider for approval by the shareholders as there are only two Board members and Mr. Ramsey is one of those members. After some discussion, a motion to approve the Robert Ramsey employment agreement was made and seconded. A vote was called and all 109,576,177 votes present at the meeting voted for the approval of the motion.

The sixth order of business brought up for discussion was to authorize and direct the Company’s officers and directors to undertake such actions as may be necessary to carry out the foregoing. The motion was made and seconded. A vote was called and all 109,576,177 votes present at the meeting voted for the approval of the motion.

There being no further business the meeting was adjourned at 10:45 AM EST.

By my signature below as secretary of the meeting of shareholders held this 21st day of December I hereby certify these minutes s true and correct.

/s/Thomas S. Gallagher, Esq.

Mr. Thomas Gallagher, Esq., Recording Secretary

of the December 21, 2017 Special Meeting of Shareholders of Tristar Wellness Solutions, Inc.

By my signature below as Inspector of elections I hereby certify the following election results.

There was a quorum represented by 109,576,177 votes out of 173,063,390 votes or 63.3%.

The approving amended and restated bylaws: 109,576,177 voted to approve with no votes against.

Approving the amendment of Articles of Incorporation to change the name of the Company to InveriTech Solutions, Inc.: 109,576,177 voted to approve with no votes against.

Approving the amendment of the Articles of Incorporation to approve a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.0001per share (the “Common Stock”) each twenty (20) shares of Common stock par $0.0001 will be exchanged for one (1) share of Common stock par value $0.0001: 109,576,177 voted to approve with no votes against.

Approving the amendment of the Articles of Incorporation to e increase in the number of authorized shares of Capital Stock from 60,000,000 with 50,000,000 shares of $0.0001 par value Common stock and 10,000,000 shares $0.0001 par value preferred stock to 400,000,000 shares of capital stock consisting of 20,000,000 shares of $0.0001 par value preferred stock and 380,000,000 shares of $0.0001 par value Common Stock of the Company: 109,576,177 voted to approve with no votes against.

Approval of the employment agreement for Robert Ramsey which had already been approved by the Board of Directors: 109,576,177 voted to approve with no votes against.

Authorizing the Company’s officers and directors to undertake such actions as may be necessary to carry out the foregoing approved items: 109,576,177 voted to approve with no votes against.

/s/Thomas S. Gallagher, Esq.

Mr. Thomas Gallagher, Esq.

Inspector of Elections of the December 21, 2017 Special Meeting of Shareholders of Tristar Wellness Solutions, Inc.